Exhibit 10.43

Supplemental Agreement

This is a Supplemental Agreement to the terms of the joint venture agreement between Shanxi Hua Ze Nickel Smelting Co., Ltd and China Global Mining Resources Limited for the establishment of Sino-American Hua Ze Nickel & Cobalt Metal Co., Ltd (“Joint Venture”) dated 14 April 2007 (“JV Agreement”).

This Supplemental Agreement sets out an indicative timetable for the payment of capital to the Joint Venture. Except for the making of the payment on 20 June 2007, the making of each of these capital payments is subject to the establishment of the Joint Venture and the opening of its registered capital account and the satisfactory completion of legal, accounting and technical due diligence and shall be made to the registered capital account of the JV.

Revised Payment Schedule to the JV Agreement

Date	Note	Amount (RMB million)
20 June 2007	1, 4	15,460,000
5 July 2007		23,190,000
5 August 2007		38,650,000
30 September 2007		77,300,000
31 October 2007		77,300,000
31 December 2007		193,250,000
Sub-total	2	425,150,000
31 December 2007	3	154,600,000
Total	5	579,750,000

Notes:

l.
The payment of RMB15,460,000 on 20 June 2007 is subject to the execution of a supply agreement between Shanxi Hua Ze Nickel Smelting Co., Ltd and China Global Mining Resources Limited for the purchase by China Global Mining Resources Limited of fourty (40) metric tonnes of electrolytic nickel (>99%). Shanxi Hua Ze Nickel Smelting Co., Ltd shall engage an import export agent to export the processed nickel cobalt to China Global Mining Resources Limited. The payment will be made to an account at a bank in China designated by Shanxi Hua Ze Nickel Smelting Co., Ltd.

2.
Of the total payment of RMB425.15 million above, RMB270.55 million has to be used for development and construction of mine in Qinghai, and smelting plant and facilities in Shaanxi, both of which are owned by Shaanxi Hua Ze Nickel Smelting Company, and the remaining RMB 154.6 million will be used for repayment of loans and settlement of other outstanding payables.

3.	RMB 154.6 million will be used for acquisition of additional land area which contains approximately 200,000 tonnes of nickel resources.

4.	After the first payment of RMB15.46 million is made on 20 June 2007, SRK will be commissioned to prepare an updated geological report on the nickel mine.

5.	It is a condition that on the completion of the above mentioned payment of RMB579,750,000 by 31 December 2007 the shareholders of the proposed Joint Venture will comprise only:

China Global Mining Resources Limited	40%
Shanxi Hua Ze Nickel Smelting Co., Ltd	60%

6.
The parties shall use their best endeavours to complete the due diligence and to execute the final joint venture contract and articles of association within 45 days of making the payment under the supply contract referred to in paragraph 1.

Additional Equity Purchase

➢
Referring to Clause 4.8 of the JV Agreement, China Global Mining Resources Limited has the right to purchase an additional 40% equity interest in the Joint Venture from Shanxi Hua Ze Nickel Smelting Co., Ltd for an amount of RMB579.75 million on or before 15 June 2008 and Mr Wang Ymg Hu and Shanxi Hua Ze Nickel Smelting Co., Ltd shall use their best endeavours to ensure that the transfer of that 40% equity interest is approved by the relevant government authorities.

Shanxi Huaze Nickel Smelting Co [  ]

Authorised Representative

Signature	/s/

China Global Mining Resources Limited

Authorised Representative	For and on behalf of
CHINA GLOBAL MINING RESOURCES LIMITED
[ ]

Signature	/s/
Authorised Signature(s)